EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Duos Technologies Group Executes Definitive Agreement with Hydra Host

Contract expected to deliver $50M+ in Annual Revenue and $40M+ in Annual EBITDA

Contract includes additional 4.3MW deployment under new high power EDC model

JACKSONVILLE, FL / Globe Newswire / March 13, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), through its operating subsidiary Duos Edge AI, Inc., a provider of advanced digital infrastructure solutions, today announced it has executed a definitive contract with Hydra Host, pursuant to the previously announced letter of intent, to deploy a high-density NVIDIA GPU cluster for a leading global technology company. The project establishes Duos Edge AI as an emerging provider of distributed AI infrastructure supporting large-scale compute workloads. The GPU-as-a-Service (“GPUaaS”) contract is expected to generate approximately $176M in revenue over a 36-month term, an initial $18M customer pre-payment, projected gross margins exceeding 80% and expected annual EBITDA of approximately $40 million.

Duos and its operating subsidiary Duos Edge AI, Inc. have entered into a commercial partnership with Hydra Host to deliver GPU hosting and GPU-as-a-Service solutions at scale. The partnership is fully funded through the Company's recently completed $65 million public offering and hardware financing arrangements already in place, ensuring deployment can commence immediately without reliance on additional equity financing.

“The initial deployment will be located at a strategic site and will consist of multiple high-density modular Edge Data Centers (“EDCs”) which are specifically designed to support large-scale AI workloads,” said Doug Recker, newly appointed CEO effective April 1st, 2026. “Manufacturing of the EDCs is currently underway, with critical power modules already ordered to support deployment timelines.”

The first phase also includes an initial 4.3+ MW colocation commitment from a leading global technology company, which will serve as the project’s anchor tenant. This deployment represents the largest Edge Data Center project in Company history, with additional colocation revenue expected alongside the GPUaaS contract as the site scales toward its full power capacity.

Key Highlights:

•	$176 million GPUaaS contract, gross margins expected to exceed 80%, projected annual revenue of $50M+ and annual EBITDA of $40M+
•	Contract also includes an $18M customer prepayment at inception
•	Contract includes an additional 4.3MW High-Power EDC deployment, offering meaningfully improved economics over the Company's legacy model
•	Additional high-density power sites under active evaluation, providing significant runway to scale colocation opportunity

This contract represents a powerful commercial validation of Duos' High-Power EDC business line, purpose-built to serve AI companies and high-performance compute tenants requiring premium rack space, dedicated high-density power, and industry-leading rapid deployment. The model is already attracting significant inbound interest from AI Hyperscalers, NeoCloud operators and other potential AI Infrastructure customers, seeking 5 to 20MW deployments, underscoring the scalability and market demand for Duos' distributed infrastructure platform. As the Company advances its long-term objective of 75MW of distributed capacity, Duos is actively evaluating additional high-density deployment sites to meet accelerating demand.

To learn more about Duos Technologies, visit: www.duostechnologies.com

To learn more about Duos Edge AI, visit: www.duosedge.ai

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers, and power consulting. For more information, visit www.duostech.com , www.duosedge.ai and www.duosenergycorp.com.

About Duos Edge AI, Inc.

Duos Edge AI, Inc. is a subsidiary of Duos Technologies Group, Inc. (Nasdaq: DUOT). Duos Edge AI's mission is to bring advanced technology to underserved communities, particularly in education, healthcare and rural industries, by deploying high-powered edge computing solutions that minimize latency and optimize performance. Duos Edge AI specializes in high-function Edge Data Center (“EDC”) solutions tailored to meet evolving needs in any environment. By focusing on providing scalable IT resources that seamlessly integrate with existing infrastructure, its solutions expand capabilities at the network edge, ensuring data uptime onsite services. With the ability to provide 100 kW+ per cabinet, rapid 90-day deployment, and continuous 24/7 data services, Duos Edge AI aims to position its edge data centers within 12 miles of end users or devices, significantly closer than traditional data centers. This approach enables timely processing of massive amounts of data for applications requiring real-time response and supporting current and future technologies without large capital investments. For more information, visit www.duosedge.ai.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate

Fei Kwong

VP, Investor Relations and Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)

+1.904.652.1625 | DUOT@duostech.com

Duos Edge AI

Media Contact

iMiller Public Relations

+1.914.315.6424 | duosedge@imillerpr.com